Exhibit 99.1

Ultra Petroleum Reports Best Ever First Quarter Results

          HOUSTON, May 5 /PRNewswire-FirstCall/ -- Ultra Petroleum Corp. (Amex: UPL) today reported earnings for the first quarter 2006. Highlights include:

*	Earnings for first quarter 2006 of $67.5 million, up 81 percent from first quarter 2005
*	Operating cash flow(A) for first quarter 2006 of $116.1 million, up 67 percent from first quarter 2005
*	Production of 20.1 Bcfe for first quarter 2006, up 28 percent over first quarter 2005 levels

          Earnings for the first quarter ended March 31, 2006 were $67.5 million or $0.41 per diluted share, an increase of 81 percent compared to $37.3 million or $0.23 per diluted share for the same period in 2005. Operating cash flow(A) for the first quarter 2006 increased 67 percent to $116.1 million, compared to $69.4 million for the same period in 2005.

          Ultra Petroleum’s production for the first quarter 2006 increased  28 percent to the highest production level ever in a first quarter to  20.1 billion cubic feet equivalent (Bcfe) compared to 15.7 Bcfe in the first quarter 2005. Production for the first quarter 2006 is comprised of  128 thousand barrels (Mbls) oil from Wyoming, 466 Mbls oil from China, and 16.5 billion cubic feet (Bcf) natural gas from Wyoming. In the first quarter of 2006, the realized Wyoming oil price was up 26 percent to $62.50 per barrel (bbl) as compared to $49.79 per bbl in the first quarter 2005. China oil prices realized in the first quarter were an all time corporate high of $54.56 per bbl, an increase of 62 percent, as compared to $33.66 per bbl in the first quarter of 2005. Natural gas prices realized for the first quarter 2006 were up 28 percent to $7.13 per thousand cubic feet (Mcf) from $5.58 per Mcf in first quarter 2005.

          “We are proud to guide the company through another record setting quarter, this being the most successful first quarter in Ultra’s history. By increasing production 28 percent to 20.1 Bcfe, enjoying strong commodity prices and maintaining our industry low cost structure, we grew both earnings and operating cash flow 81 percent and 67 percent respectively. We are well underway to a record year of drilling with an expected 160 wells. As the winter restrictions have just been lifted on our northern Pinedale acreage, we are already moving rigs in for what we anticipate will be another highly successful summer,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Ultra Petroleum Corp
Consolidated Statement of Operations
(unaudited)
All amounts expressed in US$

	For the Quarter Ended

	31-Mar-06	31-Mar-05

Volumes
Oil liquids (Bbls) - WY	128,411	99,600
Oil crude (Bbls) - China	466,145	310,565
Natural Gas (Mcf) - WY	16,531,259	13,253,052
MCFE	20,098,598	15,714,042
Revenues
Oil sales - WY	$8,025,416	$4,959,416
Oil sales - China	25,431,978	10,453,627
Natural Gas sales - WY	117,792,848	73,950,973
Total Revenues	151,250,242	89,364,016
Expenses
Production Costs - WY	2,409,388	1,985,306
Production Costs - China	2,787,000	1,454,000
Severance/Production Taxes - WY	14,625,254	9,022,063
Severance/Production Taxes - China	1,271,637	522,676
Gathering Fees	3,749,347	3,630,543
Total Lease Operating Costs	24,842,626	16,614,588
DD&A - WY	15,256,929	9,669,509
DD&A - China	3,383,212	1,570,000
General and administrative	4,202,345	3,176,361
Total Expenses	47,685,112	31,030,458
Interest and other income	573,053	74,865
Interest and debt expense	171,781	900,643
Net income before income taxes	103,966,402	57,507,780
Income tax provision - current	6,535,000	—
Income tax provision - deferred	29,957,207	20,185,231
Net Income	$67,474,195	$37,322,549
Operating Cash Flow
(see non-GAAP reconciliation below)	$116,072,211	$69,361,865

Ultra Petroleum Corp.
Consolidated Statement of Operations
(unaudited)
All amounts expressed in US$

	For the Quarter Ended

	31-Mar-06	31-Mar-05

Weighted Average Shares - Basic	155,220,836	150,862,214
Weighted Average Shares - Diluted	163,204,385	160,950,546
Earnings per Share - Basic	$0.43	$0.25
Earnings per Share - Diluted	$0.41	$0.23
Realized Prices
Oil liquids (Bbls) - WY	$62.50	$49.79
Oil crude (Bbls) - China	$54.56	$33.66
Natural Gas (Mcf)	$7.13	$5.58
Costs Per MCFE - Corporate
Lease Operating Costs	$1.24	$1.06
DD&A	$0.93	$0.72
General and administrative - total	$0.21	$0.20
Interest expense	$0.01	$0.06
	$2.38	$2.03
Segment Costs Per MCFE
United States
Production Costs	$0.14	$0.14
Severance/Production Taxes	$0.85	$0.65
Gathering Fees	$0.22	$0.26
DD&A	$0.88	$0.70
	$2.08	$1.75
China
Production Costs	$1.00	$0.78
Severance/Production Taxes	$0.45	$0.28
DD&A	$1.21	$0.84
	$2.66	$1.90

Note: Amounts on a per MCFE basis may not total due to rounding.

Margins
Pre-tax income	69%	64%
Net Income	45%	42%
Operating segment margins
United States	83%	81%
China	84%	81%

Ultra Petroleum Corp.
Reconciliation of Cash Flow from Operations Before Changes in Non-Cash
Items and Working Capital
(unaudited)
All amounts expressed in US$

(A)

Operating cash flow is defined as net cash provided by operating  activities before changes in non-cash items and working capital. Management believes that the non-GAAP measure of operating cash flow  is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash  receipts and disbursements which the company may not control and may   not relate to the period in which the operating activities occurred.   Operating cash flow should not be considered in isolation or as a  substitute for net cash provided by operating activities prepared in  accordance with GAAP.

The following table reconciles cash flow from operations before  changes in non-cash items and working capital with net cash provided by operating activities as derived from the company’s financial information.

	For the Quarter Ended

	31-Mar-06	31-Mar-05

Net cash provided by operating activities	$134,805,240	$92,242,034
Accounts payable and accrued liabilities	$269,022	$(15,528,963)
Prepaid expenses and other current assets	$(7,402)	$2,560,819
Accounts receivable	$(8,900,403)	$(10,339,753)
Inventory	$(711,000)	$675,463
Restricted cash	$581	$412
Other long-term obligations	$(6,413,817)	$(248,147)
Taxation payable	$(2,970,010)	$0
Cash flow from operations before changes in non-cash items and working capital	$116,072,211	$69,361,865

          These statements are unaudited and subject to adjustment.

          First quarter 2005 per share amounts are restated to account for the 2:1 stock split effective May 10, 2005.

          Conference Call Webcast Scheduled for May 5, 2006

          Ultra Petroleum’s first quarter 2006 conference call will be available via live audio webcast at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Friday, May 5, 2006. To listen to this webcast, log on to http://www.ultrapetroleum.com . The webcast will be archived on Ultra Petroleum’s website through August 4, 2006.

          About Ultra Petroleum

          Ultra Petroleum is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming, and oil reserves in Bohai Bay, offshore China. Ultra Petroleum is listed on the American Stock Exchange under the symbol “UPL” with 155,244,664 shares outstanding as at March 31, 2006.

          This release can be found at http://www.ultrapetroleum.com

          This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming, risks inherent in operations in China, the timing and extent of the Company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the Company with the SEC. Full details regarding the selected financial information provided above will be available in the Company’s Report on Form 10-Q for the quarter ended March 31, 2006.

SOURCE  Ultra Petroleum Corp.
    -0-                             05/05/2006
    /CONTACT:  Kelly L. Whitley, Manager Investor Relations of Ultra Petroleum Corp., +1-281-876-0120 Extension 302, or info@ultrapetroleum.com /
    /FCMN Contact: kwhitley@ultrapetroleum.com /
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    (UPL)